EXHIBIT 2.1

Purchase Contract

Among

1. Fairchild Textil GmbH, with its registered office c/o Lovells, Kennedydamm 17, 40476 Düsseldorf, entered in the commercial register under no. HRB 48584, represented by its managing director, Mr. John Flynn,

- hereinafter referred to as "Purchaser" -

2. EUROBIKE Aktiengesellschaft, with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 76, entered in the commercial register of the Local Court of Düsseldorf under HRB 30767, represented by the members of the managing board, Dr. Peter Mrosik and Mr. Winfried Klar,

- hereinafter referred to as "Seller 1" -

 acting with the necessary consent of

 Dr. Biner Bähr, attorney-at-law,
not acting on his own behalf,
but acting exclusively in his capacity as

 interim insolvency administrator,

3. the insolvency administrator Dr. Biner Bähr, attorney-at-law, not acting on his own behalf,
but acting exclusively in his capacity as

 insolvency administrator

 a) over the assets of Hein Gericke-Holding GmbH, with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 19, entered in the commercial register of the Local Court of Düsseldorf under HRB 42104,

- hereinafter referred to as "Seller 2" -,

 b) over the assets of Hein Gericke Vertriebs GmbH, with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 19 entered in the commercial register of the Local Court of Düsseldorf under HRB 14944,

- hereinafter referred to as "Seller 3" -,

c) over the assets of Paul A. Boy GmbH, with its registered office in 40489 Düsseldorf, Reisholzer Werftstraße 19, entered in the commercial register of the Local Court of Düsseldorf under HRB 24290,

- hereinafter referred to as "Seller 4" -,

4. EUROBIKE Vermögensverwaltungsgesellschaft mbH with its registered office in 40589 Düsseldorf, Reisholzer Werftstraße 19, entered in the commercial register of the Local Court of Düsseldorf under HRB 30995, having acquired 100% of a US NewCo named Euro MLS Inc. which acquired 100% of the share capital of Intersport Fashion West Inc., represented by its managing director, Dr. Peter Mrosik,

- hereinafter referred to as "Seller 5" -

- Sellers 1 through 5 hereinafter jointly referred to as the "Sellers". -

-  The assets, including shares as described in §§ 1 through 10 of this Purchase Contract hereinafter jointly referred to as the "Objects of the Purchase" -

PART ONE
Object of the Purchase

§ 1
Insolvency Proceedings

The management of EUROBIKE Aktiengesellschaft (Seller 1), Hein Gericke-Holding GmbH (Seller 2), Hein Gericke Vertriebs GmbH (Seller 3) and Paul A. Boy GmbH (Seller 4) filed a petition for commencement of the insolvency proceedings on July 15, 2003. The Local Court of Düsseldorf, by order of the same date, appointed the attorney Dr. Biner Bähr as interim insolvency administrator. By order of October 1, 2003, insolvency proceedings were instituted over the assets of Hein Gericke-Holding GmbH (Seller 2) - Case File No.: 500 IN 168/03, Hein Gericke Vertriebs GmbH (Seller 3) - Case File No.: 500 IN 167/03 and Paul A. Boy GmbH (Seller 4) - Case File No.: 500 IN 169/03, and the attorney Dr. Biner Bähr was appointed as insolvency administrator. The parties expect insolvency proceedings also to be instituted over the assets of EUROBIKE Aktiengesellschaft (Seller 1) - Case File No.: 500 IN 166/03 in due course.

§ 2
Corporate Information

2.1 EUROBIKE Aktiengesellschaft (Seller 1) is a company validly existing under the laws of Germany with a registered share capital in the nominal amount of EUR 21.474.259,01. The purpose of the company is the acquisition, the administration and the sale of participations and real estate, the sale of goods and the performance of services for affiliated companies.

2.2 Hein Gericke-Holding GmbH (Seller 2) is a company validly existing under the laws of Germany with a registered share capital in the nominal amount of EUR 2.610.000,00. The purpose of the company is the wholesale, the exportation and importation of goods, especially of outfits for motorcyclists and equipment for motorbikes. Hein Gericke-Holding GmbH is further owner of 100 % of the shares of the following companies:

2.2.1 Hein Gericke Austria Handelsgesellschaft m.b.H., a company validly existing under the laws of Austria, with its registered office in 1232 Wien, Triester Straße 122, registered in the "Firmenbuch der Republik Österreich" under FN 83825y, and with a registered share capital in the nominal amount of ATS 500.000,00.

2.2.2 Hein Gericke (UK) Limited, a company validly existing under the laws of England, with its registered office in Hannover House, Hornbeam Square East, Hornbeam Park, Harrogate HG2 8PD, registered at Company House under Company Number 255 3316, and with a registered share capital in the nominal amount of GBP 1.801.000,00, divided into 180.100 ordinary shares in the nominal value of GBP 10,00.

2.3 Hein Gericke Vertriebs GmbH (Seller 3) is a company validly existing under the laws of Germany with a registered share capital in the nominal amount of DEM 5.050.000,00. The purpose of the company is the trade at all marketing stages in motor vehicles and motors and accessories of motors and modern leisure equipment, the performance of services and repairs of motor vehicles especially of outfits for motorcyclists and equipment for motorbikes.

2.4 Paul A. Boy GmbH (Seller 4) is a company validly existing under the laws of Germany with a registered share capital in the nominal amount of DEM 230.000,00. The purpose of the company is the trade at all marketing stages in motor vehicles and motors and accessories of motors, modern leisure equipment and modern leisure clothing.

2.5 EUROBIKE Vermögensverwaltungsgesellschaft mbH (Seller 5) is a company validly existing under the laws of Germany, entered in the commercial register of the Local Court of Düsseldorf under HRB 30995 and owning 100% of EURO MLS Inc., a company validly existing under the laws of Delaware with a registered share capital in the nominal amount of USD 174. The purpose of the company is the acquisition, the administration and the sale of participations in Germany and abroad. Euro MLS Inc. is owner of the following shares:

INTERSPORT FASHION WEST Inc., a company validly existing under the laws of California, with its registered office in 15602, Mosher Avenue, Tustin, CA 92780-6427, USA, registered in the office of the Secretary of the State of California on September 27, 1979, under File No. 962722, and with a registered share capital in the nominal amount of USD 174,00.

Now, therefore, the Purchaser and the Sellers (hereinafter referred to as the "Parties"') conclude the following Purchase Contract:

PART TWO
Sale and Transfer of Assets and Shares

§ 3
Sale and Transfer of Assets of EUROBIKE Aktiengesellschaft

3.1 Seller 1 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 1, the entire office equipment and the furniture and fittings and assets of little value (including leasehold improvements and the alarm system) ("fixed assets") according to Annex 3.1 (showing also the assets to which Seller 1 does not hold title) to this Purchase Contract. Annex 3.1 shall constitute an integral part of this Purchase Contract.

3.2 Seller 1 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 1, the intangible assets such as the name ("Eurobike"), concessions, trademarks or licenses as ("intangible assets") described in Annex 3.2.1 to this Purchase Contract and the right to use the software of Seller 1, the internet presentation and address, domain name, telephone-, fax numbers, email addresses and other copy- or similar rights as described in Annex 3.2.2 to this Purchase Contract. Annexes 3.2.1 and 3.2.2 shall constitute an integral part of this Purchase Contract.

3.3 Seller 1 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 1, the receivables and other current assets, if any (e.g. pension insurance, prepayments but no claims against current or former directors or shareholders), ("other current assets") as described in Annex 3.3 to this Purchase Contract. Annex 3.3 shall constitute an integral part of this Purchase Contract.

3.4 Furthermore, Seller 1 sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 1, its goodwill, which consists of the established customer base, which forms an integral part of this Purchase Contract. To this end, the Purchaser shall be provided with the complete existing customer records. The Purchaser shall be entitled to liaise with the Seller 1 customers and may take any existing opportunities to enter into business relations with such customers. Insofar as the approval of other contracting or third parties is required in this connection, the risk shall be borne solely by the Purchaser.

 The risk in connection with the realization of any existing opportunities to enter into business relations with the Seller 1 customers shall be borne solely by the Purchaser.

3.5 With respect to the continuation or discontinuation of contracts, § 11.7 shall apply after the institution of insolvency proceedings over the assets of Seller 1.

§ 4
Sale and Transfer of Assets of Hein Gericke-Holding GmbH

4.1 Seller 2 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, the entire fixed assets according to Annex 4.1 (showing also the assets to which Seller 2 does not hold title) to this Purchase Contract. Annex 4.1 shall constitute an integral part of this Purchase Contract.

4.2 Seller 2 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, the entire stock and inventory ("the current assets") of Seller 2 as listed in to Annex 4.2 to this Purchase Contract. Annex 4.2 shall constitute an integral part of this Purchase Contract. Insofar as suppliers are secured by a retention of title on Payment Date, Seller 2 undertakes to discharge any such rights.

4.3 Seller 2 sells and shall transfer to the Purchaser, who hereby purchases and shall accept from Seller 2, its entire shares in Hein Gericke Austria Handelsgesellschaft m.b.H. in the nominal amount of ATS 500.000,00 as described in § 2.2.1 above. The transfer shall be effected on the basis of the irrevocable certified powers of attorney attached hereto as Annexes 4.3.1 and 4.3.2.

4.4 Seller 2 sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, its 180.100 shares in Hein Gericke (UK) Limited in the nominal amount of GBP 1.801.000,00 as described in § 2.2.2 above. Seller and Purchaser undertake to repeat the transfer in the proper form and documentation under applicable local law.

4.5 Seller 2 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, the Intangible Assets, including the name "Hein Gericke" as described in Annex 4.5.1 to this Purchase Contract as well as Seller 2's copy- and similar rights as described in Annex 4.5.2 to the Purchase Contract. Annexes 4.5.1 and 4.5.2 shall constitute an integral part of this Purchase Contract.

4.6 Seller 2 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, the receivables and Other Current Assets, including prepayments as described in Annex 4.6 to this Purchase Contract. Annex 4.6 shall constitute an integral part of this Purchase Contract.

4.7 Furthermore, Seller 2 sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 2, its goodwill, which consists of the established customer base, which forms an integral part of this Purchase Contract. To this end, the Purchaser shall be provided with the complete existing customer records. The Purchaser shall be entitled to liaise with the Seller 2 customers and may take any existing opportunities to enter into business relations with such customers. Insofar as the approval of other contracting or third parties is required in this connection, the risk shall be borne solely by the Purchaser.

 The risk in connection with the realization of any existing opportunities to enter into business relations with the Seller 2 customers shall be borne solely by the Purchaser.

§ 5
Sale and Transfer of Assets of Hein Gericke Vertriebs GmbH

5.1 Seller 3 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 3, the entire fixed assets according to Annexes 5.1.1 (main office, warehouse etc.) and 5.1.2 (shops) to this Purchase Contract. Annexes 5.1 and 5.1.2 (showing also the assets to which Seller 3 does not hold title) shall constitute an integral part of this Purchase Contract.

5.2 Seller 3 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 3, the entire current assets of Seller 3 as listed in to Annexes 5.2.1, 5.2.2 (shops) and 5.2.3 (used and new motorcycles) to this Purchase Contract. Annexes 5.2.1 to 5.2.3 shall constitute an integral part of this Purchase Contract. Insofar as suppliers are secured by a retention of title on Payment Date, Seller 3 undertakes to discharge any such rights; however the transfer does not include stock obtained from Harley-Davidson GmbH which must be returned to Harley-Davidson GmbH after the expiration of the contracts dated January 8, 2003.

5.3 Seller 3 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 3, the Intangible Assets (including the name) as described in Annex 5.3.1 to this Purchase Contract and its copy- and similar rights as described in Annex 5.3.2. Annexes 5.3.1 and 5.3.2 shall constitute an integral part of this Purchase Contract.

5.4 Seller 3 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 3, the receivables and other current assets, including catalogues and prepayments, as described in Annex 5.4 to this Purchase Contract. Annex 5.4 shall constitute an integral part of this Purchase Contract.

5.5.1 Furthermore, Seller 3 sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 3, its goodwill, which consists of the established customer base, which forms an integral part of this Purchase Contract. To this end, the Purchaser shall be provided with the complete existing customer and shops related records. The Purchaser shall be entitled to liaise with the Seller 3 and shop owners customers and may take any existing opportunities to enter into business relations with such customers and shop owners. Insofar as the approval of other contracting or third parties is required in this connection, the risk shall be borne solely by the Purchaser.

 The risk in connection with the realization of any existing opportunities to enter into business relations with the Seller 3 customers shall be borne solely by the Purchaser.

5.5.2 The Purchaser promises to provide security to Stadtsparkasse Düsseldorf which is equivalent to security provided by Seller 3 as described in Annex 5.5.2 in order to release such security as provided by Seller 3.

§ 6
Sale and Transfer of Assets of Paul A. Boy GmbH

6.1 Seller 4 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 4, the entire fixed assets according to Annexes 6.1.1 (main office, warehouse etc.) and 6.1.2 (shops) to this Purchase Contract. Annexes 6.1.1 and 6.1.2 (showing also the assets to which Seller 4 does not hold title) shall constitute an integral part of this Purchase Contract.

6.2 Seller 4 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 4, the entire current assets of Seller 4 as listed in Annexes 6.2.1, 6.2.2 (shops) to this Purchase Contract. Annexes 6.2.1 and 6.2.2 shall constitute an integral part of this Purchase Contract. Insofar as suppliers are secured by a retention of title on Payment Date, Seller 4 undertakes to discharge any such rights.

6.3 Seller 4 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 4, the intangible assets (including the name GoTo Helmstudio) as described in Annex 6.3.1 to this Purchase Contract and its copy- and similar rights as described in Annex 6.3.2. Annexes 6.3.1 and 6.3.2 shall constitute an integral part of this Purchase Contract.

6.4 Seller 4 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 4, the receivables and other current assets as described in Annex 6.4to this Purchase Contract. Annex 6.4 shall constitute an integral part of this Purchase Contract.

6.5 Furthermore, Seller 4 sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 4, its goodwill, which consists of the established customer base, which forms an integral part of this Purchase Contract. To this end, the Purchaser shall be provided with the complete existing customer records. The Purchaser shall be entitled to liaise with the Seller 4 customers and may take any existing opportunities to enter into business relations with such customers. Insofar as the approval of other contracting or third parties is required in this connection, the risk shall be borne solely by the Purchaser.

 The risk in connection with the realization of any existing opportunities to enter into business relations with the Seller 4 customers shall be borne solely by the Purchaser.

§ 7
Sale and Transfer of Shares of Euro MLS Inc.

Seller 5 hereby sells and transfers to the Purchaser, who hereby purchases and accepts from Seller 5, its entire shares in Euro MLS Inc. which has acquired 100% of the share capital of INTERSPORT FASHION WEST Inc. with a nominal amount of USD 174,00 as described in § 2.5 above. To the extent required Seller 5 and Purchaser shall repeat the transfer in the form and documentation of applicable local law.

§ 8
[Intentionally left blank]

§ 9
[Intentionally left blank]

§ 10
Other Assets / Intercompany Debts

If fixed or current or other assets - tangible and intangible, whether required to be disclosed in the balance sheet or not - have not been stated explicitly in this Purchase Contract or the Annexes to this Purchase Contract and such assets form part of the Objects of the Purchase, they are considered as forming part of the fixed or current or other assets sold under the terms of this Purchase Contract.

§ 11
Effective Date / Transition / Payment Date

11.1 The Purchase Price is calculated on the basis of the value of the businesses and assets to be acquired as they exist on September 30, 2003, 24:00 hours / October 1, 2003, 0:00 hours (the Effective Date). For the period between the Effective Date and the Payment Date, the Sellers and Purchaser shall treat each other as if the businesses and the assets to be acquired had been conducted and held for the benefit and risk of the Purchaser.

11.2 The Purchase Price will be paid and the transfer of the businesses be effected on the Payment Date which is the later of: (a) 14 days after the Effective Date, or (b) 7 days after the date when the security interests are released, or (c) 7 days after the Purchaser's banks have received letters relating to the granting of security interests from the State of North Rhine Westphalia and Kreditanstalt für Wiederaufbau, but in no event later than October 31, 2003 (the Payment Date).

11.3 To the extent that agreements are to be assumed by the Purchaser, the Purchaser shall assume the rights and obligations or, if such assumption is not possible, exercise the rights and obligations and hold the concerned Seller harmless as of the Effective Date, i.e. the concerned Seller shall pay all obligations and bear responsibility for all liabilities arising prior to the Effective Date, and the Purchaser shall pay all debts and assume responsibility for all liabilities arising on or after the Effective Date.

11.4 Unless otherwise specified in this agreement, the Purchaser shall not assume and not be responsible for any Seller's debts or obligations having arisen prior to the Effective Date. Sellers shall fulfill all obligations under or in connection with the legal relationships to be assumed or performed by the Purchaser pursuant to this Contract if and to the extent due, as to Sellers 1 to 4: since the beginning of bankruptcy proceedings, prior to the Payment Date.

11.5 Each of the Sellers confirms that it so far has and shall continue to conduct its business until the Payment Date in the ordinary course of business with the due care of a good merchant, consideration given to the disruptions due to the request for commencement of insolvency proceedings and the appointment of a preliminary insolvency administrator.

11.6 If any payment or service or other form of consideration received by any party to this Contract relates to payments, services or other forms of consideration due to the other party pursuant to the terms of this Purchase Contract, such first party shall immediately pay the amount or value of the service or compensation received to the other party.

11.7 Sellers 1, 2, 3 and 4 shall not discontinue or continue any contracts without the prior consent of Purchaser with the exception of orders as described in 11.8.

11.7.1 With respect to real estate lease contracts, Purchaser shall be free to decide upon such consent at any time. However, Sellers 1, 2, 3 and 4 shall not be obliged to continue these real estate lease contracts after December 31, 2007.

11.7.2 With respect to agency contracts and corresponding sublease contracts with shop partners, Sellers 3 and 4 shall use its best efforts to renew these contracts to end on December 1, 2003.

11.7.3 With respect to lease contracts not pertaining to real estate, Sellers 1, 2, 3 and 4 shall request the consent of Purchaser on December 1, 2003, unless the respective Seller is obliged to decide upon a continuation or discontinuation of the respective contract before November 30, 2003. Upon the receipt of such request, Purchaser shall be obliged to give its decision within seven (7) days; if the Purchaser gives its consent to a termination or does not react to such request, Sellers shall be entitled to terminate or otherwise discontinue any such contract. However, with respect to contracts according to § 108 para. 1 sentence 2 German Insolvency Code, 11.7.1 shall apply accordingly.

11.7.4 With respect to all insurance (Sachversicherungen) contracts existing on the date of the transfer of the Objects of Purchase, Sellers shall inform the Purchaser on such date of all such insurance contracts.

11.7.5 With respect to any other contracts, Purchaser shall be obliged to give its decision within seven (7) days - or any shorter period of time reasonably requested by Sellers - upon the request of Sellers; if the Purchaser gives its consent to a termination or does not react to such request, Sellers shall be entitled to terminate or otherwise discontinue any such contract.

11.8 Each of the Sellers herewith assigns to the Purchaser all rights and obligations resulting from orders received from customers or given to suppliers or other contracts not yet fulfilled on the Payment Date, as well as under negotiations for prospective orders pending on the Payment Date.

11.9 The Sellers and the Purchaser shall use their best efforts to obtain the contractual partners' consent for the assumption by the Purchaser of contractual agreements and liabilities and obligations pursuant to this Purchase Contract. To the extent that this proves impossible or impractical, the Purchaser shall, as of the Payment Date, but subject to termination pursuant to § 11.9 below, perform the obligations and pay such debts and liabilities in the name of the concerned Seller, but for its own account.

11.10 If the Purchaser asks the insolvency administrator to terminate any of the contracts to be assumed by the Purchaser from Sellers 1 to 4 according to § 11.7, the insolvency administrator shall comply with this request and give the notice in accordance with the notice periods permitted under insolvency law, but the Purchaser shall bear the costs in connection with such agreement until the end of the notice period, excluding, however, the claims of the other contractual party in connection with the termination. This also applies to employment contracts.

PART THREE
Purchase Price/ Conditions of Payment

§ 12
Purchase Price

12.1 The Purchase Price for the businesses of the Objects of the Purchase according to § 1 shall be EUR 39 million net plus VAT, if any ("Purchase Price").

12.2 The Purchase Price will be allocated to the Sellers as follows:

12.2.1	Seller 1:	EUR	500,000.00
12.2.2	Seller 2:	EUR	10,600,000.00
12.2.3	Seller 3:	EUR	17,200,000.00
12.2.4	Seller 4:	EUR	700,000.00
12.2.5	Seller 5:	EUR	10,000,000.00

12.3 The allocation of the Purchase Price among the different Sellers is at their discretion. It is based on valuation methods (such as discounted cash flow, discounted earnings, multiples, etc.) introduced by the Sellers, reflecting the specific business outlook and risk profile of the respective assets.

12.4 The Parties assume that the transactions contemplated by this Purchase Contract constitute a company sale and the sale of each shop a business transfer (Betriebsübergang) which is not taxable according to § 1 para. 1 a) German Turnover Tax Act (UStG). Should it turn out afterwards that supplies and services being subject to turnover tax existed (in any jurisdiction), the Sellers shall be entitled to demand from the Purchaser subsequent payment of the corresponding amounts of turnover tax, provided that the Sellers shall issue invoices for such amounts according to § 14 German Turnover Tax Act.

12.5 To the extent that between the Effective Date and the Payment Date assets, whether fixed, current or otherwise, are destroyed, lost or damaged or the businesses are disrupted, the Purchase Price remains unaffected but the Sellers herewith assign to the Purchaser (and shall repeat such assignment for the individual claim) their rights and claims against (i) the insurance company insuring the risk of the concerned Seller, (ii) the persons responsible for the negative effect as well as (iii) against the insurance company which insured the risk of the damaging person.

12.6 Interest at a rate of 8 % p.a. shall be payable on the Purchase Price as of the Payment Date.

12.7 The Purchaser undertakes to remit the Purchase Price in the portions owed to

     12.7.1 Sellers 1 and 5
            EUR 10,500,000.00
            Stadtsparkasse Düsseldorf
            Bank Code: 300 501 10
            Account No.: 37 04 32 05
            Account Holder: RA Dr. Bähr wegen EUROBIKE Aktiengesellschaft

     12.7.2 to Seller 2
            EUR 10,600,000.00
            Stadtsparkasse Düsseldorf
            Bank Code: 300 501 10
            Account No.: 37 04 32 13
            Account Holder: RA Dr. Bähr wegen Hein Gericke-Holding GmbH

     12.7.3 to Seller 3
            EUR 17,200,000.00
            Stadtsparkasse Düsseldorf
            Bank Code: 300 501 10
            Account No.: 37 04 32 21
            Account Holder: RA Dr. Bähr wegen Hein Gericke Vertriebs GmbH

     12.7.4 to Seller 4:
            EUR 700,000.00
            Stadtsparkasse Düsseldorf
            Bank Code: 300 501 10
            Account No.: 37 04 33 12
            Account Holder: RA Dr. Bähr wegen Paul A. Boy GmbH

12.8 These payments fulfill the Purchasers' payment obligations.

PART FOUR
General Conditions

§ 13
Conditions Precedent

This Contract is subject to the following conditions precedent:

13.1 Approval of the transactions contemplated by this Purchase Contract by the (interim) creditor committee ([vorläufiger] Gläubigerausschuß) of Seller 2, 3 and 4;

13.2 Execution of valid agreements by the Purchaser with Polo Expressversand Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. Kommanditgesellschaft's, Helmet House and Mr. Klaus Esser for the acquisition of Polo Expressversand Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. Kommanditgesellschaft's 's business (assets and debts or equivalent) by Purchaser within seven (7) days from the execution of this Purchase Contract;

13.3 The definite assumption, by the Job Creation and Qualification Company ("JCQC"), of at least 135 employees as provided for in § 18.2.

§ 14
Passing of Title, Use and Assumption of Risk

14.1 Each of the Sellers and the Purchaser agree that title to the assets and rights and receivables sold and the transfer of contracts and obligations shall pass to the Purchaser

14.1.1 upon payment of the Purchase Price according to §§ 11.2 and 12 and

14.1.2 Release of the Securities according to § 5.5.2.

 without formal delivery being required.

14.2 To the extent that any third party is in possession of any asset to be transferred, the concerned Seller herewith assigns its claim for repossession against such possessor to the Purchaser. The claims for repossession of Sellers 3 and 4 are in particular directed against the shop partners of the shops listed in Annexes 5.1.2 and 6.1.2 for items listed there.

14.3 With respect to physical assets in possession of the respective Seller, Purchaser and the concerned Seller agree that, as of the date of payment of the Purchase Price, the employees are instructed to hold possession of the assets, including the documentation and data carriers, on behalf of the Purchaser.

14.4 If the conditions precedent according to § 13 are fulfilled, the Purchaser may already dispose freely of the Objects of the Purchase within the scope of the ordinary course of business or encumber the same in order to finance the Purchase Price. The Sellers shall then in particular continue to ensure that the Objects of the Purchase are sufficiently covered by insurance.

14.5 With regard to assets (including receivables) not located in Germany title transfer shall be repeated, to the extent necessary, under observation of local law requirements.

§ 15
Liability for Defects

15.1 The Purchaser had the opportunity to inform itself about the condition and quality of the Objects of the Purchase, but recognizes that the preliminary insolvency administrator was not in a position to allow for a comprehensive review and assessment of the business.

15.2 Each of the Sellers guarantees by way of an independent contractual obligation that it has, with the exception of the statutory landlord liens, clean title to the assets to be transferred to the Purchaser and that it, after proper investigation, believes to be the true contractual partner to the contracts to be transferred to or performed by the Purchaser.

15.3 Any claims or rights owing to defects (§ 434 BGB) of the Objects of the Purchase shall be excluded notwithstanding the provisions hereinafter stated. The Sellers insofar will not give any warranties or guarantees of whatever nature.

15.4  The Sellers and the Purchaser will not assume liability for damages caused by a violation of duties. This shall not apply to damages resulting from violations of life, body or health which are caused by a violation by negligence of the Sellers' or Purchaser's duties, to other damages caused by a violation by gross negligence of the Sellers' or Purchaser's duties or any other damages caused by a violation by intent of the Sellers' or Purchaser's duties.

15.5 Any personal liability of Dr. Biner Bähr for whatever reason is excluded.

15.6 However, in any of the above cases - except for intentional acts of the Sellers or Purchaser - liability shall be limited to the scope of the typical, foreseeable damage.

15.7 The Sellers hereby assign to the Purchaser any claims and rights to which they are entitled vis-à-vis third parties owing to defects of the objects sold and to breach of contract under contracts to be assumed. The Purchaser hereby accepts the above assignment. The parties agree to repeat such transfer, if necessary, in the form relating to the individual claim.

15.8 Any claim under this § 15 shall be time-barred after March 31, 2005.

15.9 The aforementioned provisions contain an exhaustive regulation of the parties' liability vis-à-vis each other. All other legal claims under German law for rescission, impairment or damages for any reason, including but not limited to delay or default, any other violation of this Purchase Contract (positive Vertragsverletzung) or culpa in contrahendo (default at the conclusion of a contract) to the extent permitted by statutory law shall be excluded. Any claims based on a frustration of this Purchase Contract (Wegfall der Geschäftsgrundlage) or based on any other legal reasons shall also be excluded, excluding, however, a frustration of this Purchase Contract because of a frustration of the acquisition agreement pursuant to § 13.2.

§ 16
Set-off and Retention

Any rights of set-off or retention with regard to the obligations under this Purchase Contract shall be excluded for the Purchaser with the exception of payment claims pursuant to § 15.2.

§ 17
Transfer of Contracts

If the transfer of an asset or right or the assignment of a contract or a contract order requires the consent of a third party, the Parties will make all efforts to obtain such consent. If the consent of the relevant third party cannot be obtained the respective asset or right or contract shall be held by the Sellers for the risk and the benefit of the Purchaser with the due care of a good merchant until such consent can be obtained.

§ 18
Employees

18.1 Sellers 1 to 4 undertake to procure the consent of no less than 135 employees to a transfer to the JCQC no later than on October 6, 2003.

18.2 The Purchaser shall offer to employ or to continue to employ 94 full-time employees and 8 apprentices of Sellers 1 to 4 or the JCQC respectively as of the Payment Date. Among those employees which have transferred to the JCQC, the Purchaser may freely choose those employees to whom he wishes to offer employment. The Purchaser herewith commits:

18.2.1 to offer employment contracts to the employees chosen which economically correspond to the relevant employment contract previously dissolved; however, in case of a seriously inadequate individual remuneration the Purchaser may adjust any non-pay-scale supplementary allowances (außertarifliche Zulagen, sowohl persönliche, als auch leistungsbezogene Zulagen) accordingly;

18.2.2 to fully acknowledge the job tenure of the employees taken over, i.e. their respective social status acquired on the basis of their individual employment relationships and

18.2.3 to offer employment contracts to - at least - such number of current members and substitute members of the works council of the Sellers 2 and 3 proportional to the number of employees of the Sellers 2 and 3 who have to be taken over according to § 18.2.

 The Sellers herewith confirm that the common works council of Sellers 2 and 3 has given its consent to the transfer of the employees to the JCQC provided that the requirements of § 18.2 will be met.

18.3 At the request of the Purchaser, the insolvency administrator will terminate the employment relationships by October 31, 2003 with those employees who did not declare their consent to be transferred to the JCQC. In this case, Purchaser and the respective Seller shall equally bear all additional costs of such termination including but not limited to any severance payments, costs of continued employment and legal defense.

18.4 The Sellers undertake to provide the Purchaser with the entire personnel documents and vouchers - insofar as these exist - concerning the employees taken over, in particular with regard to remuneration, vacation schedules, social security and health insurance contributions as well as the payment of commissions. The Purchaser undertakes to take over the respective personnel records, to comply with the statutory obligations to preserve business records and to handle and answer any future questions of the employees or authorized third parties.

§ 19
Preservation of Business Records

19.1 The Purchaser takes over the existing business records, files, data carriers and data of EUROBIKE Aktiengesellschaft's affiliated companies, in particular the Sellers, (hereinafter referred to as the "Group") and shall assume, on the Sellers' behalf, the obligations to preserve business records for the Group (including the complete customer records of the transferred businesses) according to tax law and other statutory or mandatory law. The same applies to the existing business records, files, data carriers and data of EUROBIKE Aktiengesellschaft after the institution of insolvency proceedings over the assets of EUROBIKE Aktiengesellschaft. The Purchaser shall grant all persons who are entitled to carry out audits access to such records for the purpose of inspection during normal business hours. Further, the Sellers or any third parties instructed by them shall be entitled to inspect the business records specified in detail in this Purchase Contract during normal business hours in reasonable manner. The Purchaser shall provide the Sellers with the access required for this purpose. Preservation and documentation as well as the destruction at a later date shall be free of charge for the Seller.

19.2 The Purchaser's obligation to preserve business records of the Group and EUROBIKE Aktiengesellschaft shall only extend to the documents existing at the Payment Date. The Purchaser does not give a guarantee for the correctness and completeness of such documents.

§ 20
Assisting the Insolvency Administrator

The Purchaser undertakes to ensure that information reasonably requested is made available to the Sellers free of charge through the employees taken over by it. Further, the Purchaser shall instruct its employees to assist the Sellers or any other person instructed by them with carrying on the insolvency proceeding and to furnish any information required, if necessary, or to provide any necessary documents and access to the electronic bookkeeping systems to the extent reasonably requested and at the Seller's expense to the extent the cost therefore exceeds EUR 500 p.a.

PART FIVE
Miscellaneous

§ 21
Right to Transfer the Purchase Contract

Other than as expressly agreed in this Purchase Contract, this Purchase Contract and any rights and obligations thereunder may not be assigned and transferred in whole or in part without the written consent of the other Parties.

§ 22
Confidentiality and Press Releases

22.1 The Parties agree, also on behalf of their subsidiaries and affiliates from time to time, the Purchaser only until full payment of the Purchase Price, to keep strictly confidential the information obtained by them in connection with the negotiation and conclusion of this Purchase Contract with respect to the respective other Party and its subsidiaries and affiliates. Without limiting the generality of the foregoing, such obligation shall extend to any proprietary information (provided this is not otherwise part of the public domain) relating to the Parties and their subsidiaries and affiliates and their respective businesses, such proprietary information to include all know-how, trade secrets, formulas, bills of materials, names of customers or suppliers, contracts and arrangements with customers or suppliers, joint ventures or third parties, pricing policies, operational methods, marketing plans or strategies or product development techniques, or plans. Each of the Sellers shall keep strictly confidential all confidential information on any of the Sellers and their business. Sellers and Purchaser shall treat as confidential the contents of this very Purchase Contract.

22.2 The Parties shall be permitted to disclose information of the nature referred to in § 22.1 above to their respective professional advisers and as may be required by any court order or otherwise by any applicable law, or in order to defend or enforce claims directed against or asserted by the disclosing party. Sellers shall also be entitled to disclose the content of the employment regulations of this agreement to the attorney of the works council.

22.3 Other than required by law, neither Party shall make or permit to be made any press release or similar public announcement with respect to any transaction contemplated by this Purchase Contract without the prior consent of the respective other Party which is not to be unreasonably withheld.

§ 23
Place of Performance and Jurisdiction/ Governing Law

23.1 Düsseldorf shall be the place of performance and jurisdiction for any obligations or disputes arising under this Purchase Contract.

23.2 This Agreement is governed exclusively by and construed in accordance with German law under exclusion of the United Nations Convention on Contracts for the International Sale of Goods.

§ 24
Severability

24.1 Should any provision of this Agreement be held wholly or in part invalid or unenforceable, or if this Agreement should contain a gap, the validity and enforceability of the other parts shall not be affected thereby. This applies in particular to any requirement of formal notarization of any part of this Contract; the parties agree that the Purchase Contract would have been entered into even without the part which would be invalid for such formal reason and that it is against good faith to invoke the invalidity of such invalid part against the other party. The invalid or unenforceable provision shall be deemed replaced by such valid and enforceable provision which corresponds best to the economic interests of the Parties originally pursued by the invalid or unenforceable provision.

24.2 The above § 24.1 shall apply mutatis mutandis in case of an incomplete provision.

§ 25
Further Assurances

Each of the Purchaser and the Sellers will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Purchase Contract. This includes, but is not limited to all acts and things legally required to transfer the shares and assets of the foreign companies or businesses to the Purchaser.

§ 26
Entire Agreement

There are no side or collateral agreements, e.g. in verbal form, between the Parties to this Purchase Contract. Any amendments of or supplements to this Purchase Contract must be in writing unless any other form is imperatively required by law. This shall also apply to the above written form requirement itself.

§ 27
Costs

Except as expressly otherwise stated in this Purchase Contract either Party shall bear its own costs incurred, or which will be incurred by it in the future, in connection with this Purchase Contract and its performance. The fees of the notarization and any registration in connection with the conclusion of this Purchase Contract as well as any taxes (e.g. Real Estate Transfer Tax) or duties (e.g. stamp duties) in connection with the conclusion of this Purchase Contract shall be borne by the Purchaser as well as any reasonable costs for acts and things to be undertaken by either the Purchaser and/or the Sellers according to § 25 (with the exception of the Seller's own costs and those of its advisors or representatives).

_____________________	___________________
Fairchild Textil GmbH	EUROBIKE Aktiengesellschaft
Mr. John Flynn	Dr. Andreas Mrosik

_____________________	___________________
EUROBIKE Aktiengesellschaft	Dr. Biner Bähr
Winfried Klar	as preliminary insolvency
administrator over the assets of
EUROBIKE Aktiengesellschaft

_____________________	___________________
Dr. Biner Bähr	Dr. Biner Bähr
as insolvency administrator over	as insolvency administrator over
the assets of Hein Gericke-Holding GmbH	the assets of Hein Gericke
Vertriebs GmbH

_____________________	___________________
Dr. Biner Bähr	EUROBIKE Vermögensverwal-
insolvency administrator over	tungsgesellschaft mbH
the assets of Paul A. Boy GmbH	Dr. Peter Mrosik